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                                                                    EXHIBIT 23.7

                          INDEPENDENT AUDITORS' CONSENT


To the Directors of Fina Plc:

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form F-3 to the Registration Statement on Form F-4 (File No. 333-49315) of PetroFina S.A. of our report dated April 14, 1997, appearing in the Annual Report on Form 20-F of PetroFina S.A. for the year ended December 31, 1998, relating to the balance sheet of Fina Plc as of December 31, 1996 and the related statements of profit and loss and cash flows for the year then ended, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/KPMG Audit Plc

KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England
March 22, 1999